EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2018 RESULTS

•	Total contract drilling revenues were $664 million, up from $629 million in the fourth quarter of 2017;
•	Revenue efficiency(1) was 91.5 percent, compared with 92.4 percent in the prior quarter;
•	Operating and maintenance expense was $424 million, compared with $386 million in the previous quarter;
•

Net loss attributable to controlling interest was $210 million, $0.48 per diluted share, compared with net loss attributable to controlling interest of $111 million, $0.28 per diluted share, in the fourth quarter of 2017;

•

Adjusted net loss was $210 million, $0.48 per diluted share. This compares with adjusted net loss of $93 million, $0.24 per diluted share, in the prior quarter, excluding $18 million of net unfavorable items;

•	Cash flows from operating activities were $103 million, compared with $244 million in the prior quarter;
•	During the first quarter, the company acquired Songa Offshore SE (“Songa”), adding $3.7 billion in contract backlog; and
•	The combined company’s contract backlog was $12.5 billion as of the April 2018 Fleet Status Report.

STEINHAUSEN, Switzerland—April 30, 2018—Transocean Ltd. (NYSE: RIG) today reported net loss attributable to controlling interest of $210 million, $0.48 per diluted share, for the three months ended March 31, 2018.

First quarter 2018 results included favorable items, as follows:

•	$6 million, $0.02 per diluted share, gain on disposal of assets; and
•	$1 million in discrete tax benefits.

These favorable items were partially offset by:

•	$7 million, $0.02 per diluted share, of Songa acquisition costs.

After consideration of these net items, first quarter 2018 adjusted net loss was $210 million,  or $0.48 per diluted share.

Contract drilling revenues for the three months ended March 31, 2018,  sequentially increased $35 million to $664 million.  The increase was primarily due to the addition of four harsh environment semisubmersibles on long‑term contracts that were acquired from Songa on January 30, 2018. The quarter was also favorably impacted by the commencement of operations of the newbuild ultra-deepwater drillship, the Deepwater Poseidon. These increases  were partly offset by reduced operating days on a few ultra‑deepwater rigs that rolled off contract, and lower revenue efficiency related to the Petrobras 10000. The rig returned to work on March 4. Additionally, the quarter included a  non-cash revenue reduction of $19 million from contract intangible amortization associated with the Songa acquisition.

Contract drilling revenues also included customer early termination fees of $38 million on the Discoverer Clear Leader,  compared with $25 million in the prior quarter. Additionally, customer reimbursement revenues were $26 million, compared with $15 million in the previous quarter.

Operating and maintenance expense was $424 million, which included $24 million of reimbursable costs. This compares with $386 million in the prior quarter. The anticipated sequential increase was primarily due to the two months of activity from the acquisition of Songa, as well as the commencement of operations of the newbuild, the Deepwater Poseidon.

General and administrative expense was $47 million, compared with  $43 million in the fourth quarter of 2017.  The sequential increase was primarily due to professional fees associated with the Songa acquisition.

Depreciation expense was $202 million, up from $184 million in the fourth quarter of 2017. The increase was primarily due to the acquisition of Songa.

Interest expense, net of amounts capitalized, was $147 million, compared with $123 million in the prior quarter. The increase in interest expense resulted primarily from the debt assumed in the acquisition of Songa, partially offset by early debt retirements in 2017. Capitalized interest sequentially decreased $12 million to $13 million primarily due to the commencement of operations of the Deepwater Poseidon. Interest income was $12 million, compared with $9 million in the prior quarter.

The Effective Tax Rate(2) was (42.2) percent, down from 8.3 percent in the prior quarter.  The decrease was primarily due to changes in the relative blend of income from operations in certain jurisdictions. The first quarter of 2018 partially includes the impact of the U.S. tax reform (“2017 Tax Act”). The company continues to assess and analyze the portion of the 2017 Tax Act related to transition tax. The Effective Tax Rate excluding discrete items(3) was  (42.8) percent, compared with 25.4 percent in the previous quarter.

Cash flows from operating activities sequentially decreased $141 million to $103 million. The decrease was primarily due to the receipt in the prior quarter of the early termination payment related to the Discoverer Clear Leader.

First quarter 2018 capital expenditures of $53 million were primarily related to the company’s newbuild drillships.  This compares with $111 million in the previous quarter.

“This first quarter of 2018 was significant for Transocean and our best‑in‑class fleet,” said President and Chief Executive Officer Jeremy Thigpen. “We consummated the Songa Offshore acquisition, which added four new, contracted, high‑specification, harsh environment semisubmersibles to our fleet, and further bolstered our industry-leading backlog. We also welcomed another newbuild ultra‑deepwater drillship to our fleet, the Deepwater Poseidon, and mobilized her to the Gulf of Mexico where she recently commenced operations on a ten‑year contract.”

Thigpen added: “Operationally, we delivered another solid quarter. When adjusting for the time to safely return the Petrobras 10000 to work, our revenue efficiency for the quarter exceeded 96%. This strong operating performance, when combined with our unwavering commitment to safely streamline our cost structure, enabled us to generate approximately $100 million in cash flow from operations, resulting in a quarter-end cash and short‑term investments balance of approximately $2.9 billion.”

“We remain encouraged by the increase in floater contracting activity that we have experienced in recent months; and, we believe that the combination of stable oil prices, lower project breakeven economics, and historically low global reserve replacement will continue to drive increased demand for Transocean’s industry‑leading assets and services.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). We believe certain financial measures, such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted Normalized EBITDA, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 47 mobile offshore drilling units consisting of 27 ultra-deepwater floaters, 12 harsh environment floaters, two deepwater floaters and six midwater floaters. In addition, the company is constructing two ultra-deepwater drillships.  We  also continue to operate one high-specification jackup that was under a  drilling contract when we sold the rig, and we will continue to operate this jackup until completion or novation of the drilling contract.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday,  May 1, 2018, to discuss the results. To participate, dial +1 323-794-2149 and refer to conference code 6863918 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on May 1, 2018. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 6863918 and PIN 8405. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the results of our final accounting for the periods presented in this press release, the success of our business following the acquisition of Songa Offshore SE (“Songa”), the ability to successfully integrate the Transocean and Songa businesses and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2017, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(3)

Effective Tax Rate, excluding discrete items, is defined as income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2018	2017

Contract drilling revenues (1)	$664	$738
Other revenues	—	47
	664	785
Costs and expenses
Operating and maintenance	424	347
Depreciation	202	232
General and administrative	47	39
	673	618
Gain on disposal of assets, net	5	2
Operating income (loss)	(4)	169

Other income (expense), net
Interest income	12	6
Interest expense, net of amounts capitalized	(147)	(127)
Other, net	(10)	7
	(145)	(114)
Income (loss) before income tax expense (benefit)	(149)	55
Income tax expense (benefit)	63	(40)

Net income (loss)	(212)	95
Net income (loss) attributable to noncontrolling interest	(2)	4
Net income (loss) attributable to controlling interest	$(210)	$91

Earnings (loss) per share
Basic	$(0.48)	$0.23
Diluted	$(0.48)	$0.23

Weighted-average shares outstanding
Basic	438	390
Diluted	438	390

___________________________________

(1) Contract drilling revenues, in the three months ended March 31, 2018, includes revenues of (a) $38 million resulting from contract early terminations and cancellations, (b) $26 million from customer reimbursements and (c) a reduction of $19 million resulting from the amortization of contract intangible assets.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2018	2017

Assets
Cash and cash equivalents	$2,712	$2,519
Short-term investments	150	450
Accounts receivable, net of allowance for doubtful accounts of less than $1 at March 31, 2018 and December 31, 2017	576	596
Materials and supplies, net of allowance for obsolescence of $149 and $141 at March 31, 2018 and December 31, 2017, respectively	457	418
Restricted cash accounts and investments	484	466
Other current assets	164	157
Total current assets	4,543	4,606

Property and equipment	25,165	22,693
Less accumulated depreciation	(5,494)	(5,291)
Property and equipment, net	19,671	17,402
Goodwill	460	—
Contract intangible assets	613	—
Deferred income taxes, net	54	47
Other assets	354	355
Total assets	$25,695	$22,410

Liabilities and equity
Accounts payable	$211	$201
Accrued income taxes	112	79
Debt due within one year	1,879	250
Other current liabilities	820	839
Total current liabilities	3,022	1,369

Long-term debt	7,976	7,146
Deferred income taxes, net	82	44
Other long-term liabilities	1,131	1,082
Total long-term liabilities	9,189	8,272

Commitments and contingencies
Redeemable noncontrolling interest	57	58

Shares, CHF 0.10 par value, 509,382,402 authorized, 143,783,041 conditionally authorized, 462,853,862 issued and 461,628,198 outstanding at March 31, 2018, and 417,060,033 authorized, 143,783,041 conditionally authorized, 394,801,990 issued and 391,237,308 outstanding at December 31, 2017	44	37
Additional paid-in capital	11,953	11,031
Retained earnings	1,719	1,929
Accumulated other comprehensive loss	(292)	(290)
Total controlling interest shareholders’ equity	13,424	12,707
Noncontrolling interest	3	4
Total equity	13,427	12,711
Total liabilities and equity	$25,695	$22,410

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$(212)	$95
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	19	—
Depreciation	202	232
Share-based compensation expense	10	10
Gain on disposal of assets, net	(5)	(2)
Deferred income tax benefit	(3)	(19)
Other, net	13	7
Changes in deferred revenues, net	(20)	(68)
Changes in deferred costs, net	1	16
Changes in other operating assets and liabilities, net	98	(90)
Net cash provided by operating activities	103	181

Cash flows from investing activities
Capital expenditures	(53)	(122)
Proceeds from disposal of assets, net	13	4
Unrestricted and restricted cash acquired in business combination	131	—
Deposits into short-term investments	(50)	—
Proceeds from maturities of short-term investments	350	—
Other, net	(15)	—
Net cash provided by (used in) investing activities	376	(118)

Cash flows from financing activities
Repayments of debt	(168)	(72)
Proceeds from investments restricted for financing activities	26	50
Payments to terminate derivative instruments	(92)	—
Other, net	(14)	(3)
Net cash used in financing activities	(248)	(25)

Net increase in unrestricted and restricted cash and cash equivalents	231	38
Unrestricted and restricted cash and cash equivalents at beginning of period	2,975	3,433
Unrestricted and restricted cash and cash equivalents at end of period	$3,206	$3,471

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31,	March 31,
Contract Drilling Revenues (1) (in millions)	2018	2017	2017
Contract drilling revenues
Ultra-deepwater floaters	$378	$404	$505
Harsh environment floaters	204	105	122
Deepwater floaters	35	37	35
Midwater floaters	20	17	13
High-specification jackups	27	26	63
Total contract drilling revenues	664	589	738

Other revenues
Customer early termination fees	—	25	37
Customer reimbursement revenues and other	—	15	10
Total other revenues	—	40	47
Total revenues	$664	$629	$785

	Three months ended
	March 31,	December 31,	March 31,
Average Daily Revenue (2)	2018	2017	2017
Ultra-deepwater floaters	$381,600	$440,000	$519,900
Harsh environment floaters	279,100	202,900	276,700
Deepwater floaters	193,400	202,400	192,000
Midwater floaters	111,500	90,300	92,300
High-specification jackups	150,000	145,500	141,200
Total drilling fleet	$287,600	296,700	$337,700

	Three months ended
	March 31,	December 31,	March 31,
Utilization (3)	2018	2017	2017
Ultra-deepwater floaters	35%	39%	36%
Harsh environment floaters	84%	80%	70%
Deepwater floaters	100%	100%	67%
Midwater floaters	38%	50%	27%
High-specification jackups	97%	100%	50%
Total drilling fleet	52%	53%	43%

	Three months ended
	March 31,	December 31,	March 31,
Revenue Efficiency (4)	2018	2017	2017
Ultra-deepwater floaters	88.3%	90.9%	97.8%
Harsh environment floaters	95.2%	94.8%	97.0%
Deepwater floaters	93.0%	96.3%	92.6%
Midwater floaters	96.6%	95.8%	91.3%
High-specification jackups	99.4%	99.3%	104.1%
Total drilling fleet	91.5%	92.4%	97.8%

(1) Contract drilling revenues, in the three months ended March 31, 2018, includes revenues of (a) $38 million resulting from contract early terminations and cancellations, (b) $26 million from customer reimbursement and (c) a reduction of $19 million resulting from the amortization of contract intangible assets.

(2) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(3) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

(4) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

YTD
03/31/18
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(210)
Acquisition and restructuring costs	7
Gain on disposal of assets, net	(6)
Discrete tax items and other, net	(1)
Net loss, as adjusted	$(210)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.48)
Acquisition and restructuring costs	0.02
Gain on disposal of assets, net	(0.02)
Discrete tax items and other, net	—
Diluted loss per share, as adjusted	$(0.48)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/17	12/31/17	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17
Adjusted Net Income (Loss)
Net income (loss) attributable to controlling interest, as reported	$(3,127)	$(111)	$(3,016)	$(1,417)	$(1,599)	$(1,690)	$91
Litigation matters	(8)	(1)	(7)	—	(7)	1	(8)
Acquisition and restructuring costs	6	1	5	3	2	2	—
Loss on impairment of assets	1,497	(2)	1,499	1,386	113	113	—
(Gain) loss on disposal of assets, net	1,590	(6)	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	55	6	49	1	48	48	—
Discrete tax items and other, net	(37)	20	(57)	90	(147)	(70)	(77)
Net income (loss), as adjusted	$(24)	$(93)	$69	$64	$5	$1	$4

Adjusted Diluted Earnings (Loss) Per Share:
Diluted earnings (loss) per share, as reported	$(8.00)	$(0.28)	$(7.72)	$(3.62)	$(4.09)	$(4.32)	$0.23
Litigation matters	(0.02)	—	(0.02)	—	(0.02)	—	(0.02)
Acquisition and restructuring costs	0.01	—	0.01	0.01	—	—	—
Loss on impairment of assets	3.84	—	3.84	3.54	0.29	0.29	—
(Gain) loss on disposal of assets, net	4.07	(0.01)	4.08	—	4.08	4.08	—
Loss on retirement of debt	0.14	0.01	0.12	—	0.12	0.12	—
Discrete tax items and other, net	(0.10)	0.04	(0.13)	0.23	(0.37)	(0.17)	(0.20)
Diluted earnings (loss) per share, as adjusted	$(0.06)	$(0.24)	$0.18	$0.16	$0.01	$—	$0.01

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
EARNINGS BEFORE INTEREST, TAXES AND DEPRECIATION AND RELATED MARGINS
(In millions, except percentages)

YTD
03/31/18

Contract drilling revenues	$664
Drilling contract termination fees	(38)
Contract intangible amortization	19
Adjusted Normalized Revenues	$645

Net loss	$(212)
Interest expense, net of interest income	135
Income tax expense	63
Depreciation expense	202
Contract intangible amortization	19
EBITDA	207

Acquisition and restructuring costs	7
Gain loss on disposal of assets, net	(6)
Adjusted EBITDA	208

Drilling contract termination fees	(38)
Adjusted Normalized EBITDA	$170

EBITDA margin	31%
Adjusted EBITDA margin	31%
Adjusted Normalized EBITDA margin	26%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/17	12/31/17	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17

Operating revenues	$2,973	$629	$2,344	$808	$1,536	$751	$785
Drilling contract termination fees	(201)	(25)	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized Revenues	$2,772	$604	$2,168	$709	$1,459	$711	$748

Net income (loss)	$(3,097)	$(102)	$(2,995)	$(1,411)	$(1,584)	$(1,679)	$95
Interest expense, net of interest income	448	114	334	91	243	122	121
Income tax expense (benefit)	94	(9)	103	180	(77)	(37)	(40)
Depreciation expense	832	184	648	197	451	219	232
EBITDA	(1,723)	187	(1,910)	(943)	(967)	(1,375)	408

Litigation matters	(8)	(2)	(6)	—	(6)	2	(8)
Acquisition and restructuring costs	7	1	6	4	2	2	—
Loss on impairment of assets	1,498	—	1,498	1,385	113	113	—
(Gain) loss on disposal of assets, net	1,590	(6)	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	55	6	49	1	48	48	—
Adjusted EBITDA	1,419	186	1,233	448	785	387	398

Drilling contract termination fees	(201)	(25)	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized EBITDA	$1,218	$161	$1,057	$349	$708	$347	$361

EBITDA margin	(58)%	30%	(81)%	(117)%	(63)%	(183)%	52%
Adjusted EBITDA margin	48%	30%	53%	55%	51%	52%	51%
Adjusted Normalized EBITDA margin	44%	27%	49%	49%	49%	49%	48%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Income (loss) before income taxes	$(149)	$(111)	$55
Litigation matters	—	(2)	(8)
Acquisition and restructuring costs	7	1	—
Gain loss on disposal of assets, net	(6)	(6)	(2)
Loss on retirement of debt	—	6	—
Adjusted income (loss) before income taxes	$(148)	$(112)	$45

Income tax expense (benefit)	$63	$(9)	$(40)
Litigation matters	—	(1)	—
Acquisition and restructuring costs	—	—	—
Loss on impairment of assets	—	2	—
Gain loss on disposal of assets, net	—	—	—
Changes in estimates (1)	1	(20)	77
Adjusted income tax expense (benefit) (2)	$64	$(28)	$37

Effective Tax Rate (3)	(42.2)%	8.3%	(73.0)%

Effective Tax Rate, excluding discrete items (4)	(42.8)%	25.4%	82.1%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in
(a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) The three months ended December 31, 2017 includes $78 million of additional tax benefit reflecting the catch-up effect of a decrease in the annual effective tax rate from the previous quarter estimate.

(3) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(4) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.